Exhibit 99.1

SELECTED FINANCIAL DATA

ITEM 6.  SELECTED FINANCIAL DATA

	2002	2001	2000	1999	1998
	(in millions, except per share amounts)

Cinergy(1)
Results of Operations:
Operating revenues(2)	$4,125	$4,050	$3,781	$3,428	$3,223
Income before discontinued operations and cumulative effect of a change in accounting principle	397	459	400	402	261
Discontinued operations, net of tax(3)	(25)	(17)	(1)	2	—
Cumulative effect of a change in accounting principle, net of tax(4)	(11)	—	—	—	—
Net income	361	442	399	404	261

Per Share Data:
Earnings per common share (EPS)
Income before discontinued operations and cumulative effect of a change in accounting principle	2.37	2.88	2.52	2.53	1.65
Discontinued operations, net of tax(3)	(0.15)	(0.10)	(0.01)	.01	—
Cumulative effect of a change in accounting principle, net of tax(4)	(0.06)	—	—	—	—
Net income	2.16	2.78	2.51	2.54	1.65
EPS - assuming dilution
Income before discontinued operations and cumulative effect of a change in accounting principle	2.34	2.85	2.51	2.52	1.65
Discontinued operations, net of tax(3)	(0.15)	(0.10)	(0.01)	.01	—
Cumulative effect of a change in accounting principle, net of tax(4)	(0.06)	—	—	—	—
Net income	2.13	2.75	2.50	2.53	1.65
Dividends declared per share	1.80	1.80	1.80	1.80	1.80

Balance Sheet Data (at end of period):
Total assets	13,307	12,300	12,330	9,617	9,687
Long-term debt (including amounts due in one year)	4,272	3,745	2,917	3,020	2,740

CG&E
Results of Operations:
Operating revenues(2)	$2,137	$2,247	$2,101	$1,914	$1,826
Net income	264	327	267	234	216

Balance Sheet Data (at end of period):
Total assets	5,542	5,360	5,987	4,917	5,154
Long-term debt (including amounts due in one year)	1,690	1,205	1,206	1,206	1,350

PSI
Results of Operations:
Operating revenues(2)	$1,611	$1,574	$1,512	$1,449	$1,316
Net income	214	162	135	117	52

Balance Sheet Data (at end of period):
Total assets	4,223	4,571	4,630	3,835	3,584
Long-term debt (including amounts due in one year)	1,372	1,348	1,113	1,243	1,032

(1)          The results of Cinergy also include amounts related to non-registrants.

(2)          Emerging Issues Task Force Issue 02-3, Accounting for Contracts Involved in Energy Trading and Risk Management Activities required that all gains and losses on energy trading derivatives be presented on a net basis beginning January 1, 2003.  All periods presented have been reclassified for this change in accounting principle.  This resulted in substantial reductions in reported Operating Revenues, Fuel and purchased and exchanged power expense, and Gas purchased expense.  However, Operating Income and Net Income were not affected by this change.  For further information see Note 20 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”.

(3)          See Note 15 of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data” for further explanation.

(4)          In 2002, Cinergy recognized a cumulative effect of a change in accounting principle of $11 million (net of tax) as a result of an impairment charge for goodwill related to certain of our international assets. See Note 14 of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data”.